Exhibit 99.1

Unless we have indicated otherwise or the context otherwise requires, references in this Exhibit 99.1 to “nVent” are only to nVent Electric plc, an Irish public limited company, references to “we,” “us” and “our” or similar terms are to nVent and its consolidated subsidiaries, references to “nVent Finance” are to nVent Finance S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), and references to “Hoffman Schroff” are to Hoffman Schroff Holdings, Inc., a Delaware corporation.

Recent Developments

Proposed Acquisition of Maverick Power

On August 21, 2026, we entered into a membership interest purchase agreement (the “Purchase Agreement”), pursuant to which Hoffman Schroff will acquire Maverick Power, LLC (“Maverick Power”), for an aggregate purchase price of $1.75 billion, subject to customary adjustments. The transaction also includes the potential additional consideration of up to $550 million in cash based on achieving certain performance metrics in 2027 and 2028.

Maverick Power is a leading manufacturer of engineered power distribution and infrastructure solutions for data centers. Headquartered in McKinney, Texas with approximately 900 employees, Maverick Power had revenues of approximately $527 million in the twelve months ended June 30, 2026.

We intend to use the net proceeds of this offering, the new term loan financing (as defined below), the specified revolving financing (as defined below), cash on hand and, if necessary, borrowings under the bridge facility (as defined below), to finance the Maverick Power acquisition and/or to pay related fees and expenses. See “—Financing of Proposed Acquisition” and “Use of Proceeds.” We expect the Maverick Power acquisition to close in the fourth quarter of 2026, subject to the satisfaction of certain customary closing conditions, including regulatory approvals.

The Purchase Agreement contains certain termination rights for each party, including the right of each party to terminate the Purchase Agreement on or after November 20, 2026 if the closing of the Maverick Power acquisition has not occurred on or before such date, subject to the right to extend such date to February 19, 2027 in certain circumstances. The consummation of the Maverick Power acquisition is not contingent upon the consummation of this offering, and this offering is not contingent upon the consummation of the Maverick Power acquisition. See “Description of Notes—Special Mandatory Redemption.”

Financing of Proposed Acquisition

In connection with the Purchase Agreement, Hoffman Schroff, nVent and nVent Finance entered into a bridge facility commitment letter (as amended on or prior to the date of this prospectus supplement, the “bridge facility commitment letter”) pursuant to which a group of financial institutions committed to provide a senior unsecured bridge facility of up to $1,500.0 million (the “bridge facility”) for the purpose of financing a portion of the purchase price for the Maverick Power acquisition and/or paying related fees and expenses. Unless we are unable to complete this offering or consummate the new term loan financing and the specified revolving financing described below, we do not expect to borrow under the bridge facility. See “Use of Proceeds.” The commitments under the bridge facility commitment letter will be reduced on a dollar-for-dollar basis by the net proceeds from this offering, the new term loan financing and the specified revolving financing, each described below.

Concurrently with the pricing of this offering, Hoffman Schroff, nVent and nVent Finance intend to enter into a new term loan credit agreement (the “new term loan facility”) with a syndicate of financial institutions, pursuant to which such financial institutions will commit to provide Hoffman Schroff with a senior unsecured delayed draw term loan facility in an aggregate principal amount of $600.0 million with a three-year maturity. However, we cannot provide any assurance that we will close such new term loan facility on the terms described herein or at all, or that definitive documentation will be executed. Hoffman Schroff intends to borrow the full $600.0 million aggregate principal amount available under the new term loan facility to finance a portion of the purchase price for the Maverick Power acquisition and/or to pay related fees and expenses. The new term loan facility will be guaranteed by nVent and nVent Finance.

In addition, concurrently with the pricing of this offering, Hoffman Schroff, nVent and nVent Finance intend to enter into an amendment to their existing revolving credit facility to permit limited conditionality draws of up to an aggregate principal amount of $250.0 million (the “specified revolving facility”). However, we cannot provide any assurance that we will close such specified revolving facility on the terms described herein or at all, or that definitive documentation will be executed. Hoffman Schroff intends to use the full $250.0 million aggregate principal amount available under the specified revolving facility to finance a portion of the purchase price for the Maverick Power acquisition and/or to pay related fees and expenses. The specified revolving facility will be guaranteed by nVent and nVent Finance.

The availability of loans under the new term loan facility and borrowings under the specified revolving facility will be subject to the satisfaction or waiver of certain conditions that are substantially consistent with the conditions to the funding of the bridge facility, including (i) the closing of the Maverick Power acquisition substantially concurrently with the funding of such loans, (ii) the absence of a material adverse effect with respect to Maverick Power since August 21, 2026, (iii) the truth and accuracy in all material respects of certain representations and warranties, (iv) the receipt of certain certificates, and (v) the receipt of certain financial statements. Loans made under the new term loan facility will rank equally in right of payment with the notes. We refer in this prospectus supplement to the funding of the new term loan facility as the “new term loan financing” and the funding of the specified revolving facility as the “specified revolving financing.”

Risks Relating to the Maverick Power Acquisition

We may not realize the anticipated benefits of the Maverick Power acquisition and any benefit may take longer to realize than we expect.

The Maverick Power acquisition will involve the integration of Maverick Power’s operations with our existing operations, and there are uncertainties inherent in such an integration. We will be required to devote significant management attention and resources to integrating Maverick Power’s operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate Maverick Power’s operations successfully, this integration may not result in the realization of the full benefits of revenue synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time or at all.

We could be subject to new risks, known and unknown, relating to the Maverick Power acquisition.

We may experience risks, losses and damages associated with the Maverick Power acquisition. The risks we could face include the following:

•	the Maverick Power acquisition may lead to the incurrence of costs to review, upgrade and integrate Maverick Power’s systems with our compliance and reporting systems, including our systems of internal control over financial reporting. The process of integrating Maverick Power into our internal control over financial reporting could require significant time and effort from our management and other personnel and could increase our compliance costs; and

•	the Maverick Power acquisition involves the inherent risk of liabilities, and these liabilities may prove more costly or produce more adverse effects than we anticipate, such as actual or potential litigation and regulatory matters. In addition, in the course of the due diligence review of Maverick Power, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Maverick Power, and we may not be indemnified or have insurance for any of these liabilities. Any such liabilities could have an adverse effect on our business, results of operations, financial condition and cash flows following the completion of the Maverick Power acquisition.

Any of these risks associated with the Maverick Power acquisition could have a material adverse impact on our business, results of operations and financial condition.

Increased leverage may harm our financial condition and results of operations.

As of June 30, 2026, we had $1,500.0 million of total debt on a consolidated basis. We expect our indebtedness to increase materially in connection with the Maverick Power acquisition. We intend to fund the Maverick Power acquisition with the net proceeds from this offering, the new term loan financing and the specified revolving financing, for an aggregate amount of approximately $1,650.0 million of new indebtedness in connection with the Maverick Power acquisition. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on the amount of secured indebtedness we may incur without securing the notes and other outstanding debt securities as described under “Description of Notes”, the indenture that will govern the notes will not restrict us from incurring indebtedness in the future. This increase and any future increases in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced;

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be reduced; and

•	our flexibility to make acquisitions and develop technology may be limited.

Our ability to make payments of principal and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets or businesses; or

•	to reduce or delay planned capital or operating expenditures.

Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.